Exhibit 4.2

STOCKHOLDER AGREEMENT

by and between

QVC GROUP, INC.

and

THE STOCKHOLDER PARTY HERETO

Dated as of August 6, 2026

TABLE OF CONTENTS

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STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 6, 2026 (the “Effective Date”), is made by and between QVC Group, Inc., a Delaware corporation (the “Company”), and the stockholder or affiliated group of stockholders identified on the signature pages hereto or deemed party hereto pursuant to an order of the United States Bankruptcy Court for the Southern District of Texas confirming the Plan (as defined below) pursuant to section 1129 of the Bankruptcy Code (as defined below) (such stockholder or affiliated group of stockholders, the “Stockholder”).

RECITALS

WHEREAS, pursuant to the Joint Prepackaged Plan of Reorganization of QVC Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as the same may have been subsequently amended, modified or supplemented, the “Plan”), the Stockholder will receive Company Shares; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has unanimously approved this Agreement providing for certain rights and obligations of the Company and the Stockholder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; it being understood and agreed that, for purposes hereof, neither the Company nor any subsidiary of the Company shall be deemed to be an Affiliate of the Stockholder.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Beneficial Ownership” (and derivative terms) means beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Stock” means any capital stock of the Company, including the Company Shares or other Equity Securities, and any other security convertible into or exercisable or exchangeable for such capital stock of the Company, and any other security, bond, note, indebtedness, warrant, option or other right or instrument exercisable for or exchangeable or convertible into such capital stock.

“Change of Control” means any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company Shares or otherwise) as a result of which a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) obtains (i) Beneficial Ownership of Company Shares which represent more than 50% of the combined voting power of the then outstanding Company Shares or (ii) ownership of all or substantially all of the assets of the Company and its subsidiaries (including stock of its subsidiaries) on a consolidated basis.

“Company” has the meaning set forth in the Preamble.

“Company Shares” means common stock of the Company, par value $0.01 per share, and any and all securities of any kind whatsoever of the Company that may be issued by the Company after the date hereof in respect of, in exchange for, or in substitution of, Company Shares, pursuant to any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

“Competitor” means the Persons listed on Schedule A, together with their respective Affiliates.

“Delivery Direction” has the meaning set forth in Section 6.01(b).

“Designating Stockholder” has the meaning set forth in Section 3.01(b)(i).

“Directed Opportunity” has the meaning set forth in Section 8.03(a).

“Director” means a member of the Board of Directors.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means the Company Shares and any other securities of the Company that are entitled to vote in the election of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded Issuance” has the meaning set forth in Section 4.01(g).

“Exercise Period” has the meaning set forth in Section 4.01(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the Amended and Restated Certificate of Incorporation of the Company, as amended or modified from time to time, and the Amended and Restated Bylaws of the Company, as amended or modified from time to time.

“Government Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required under any applicable Law.

“Indemnified Liabilities” has the meaning set forth in Section 8.20(a).

“Indemnified Parties” has the meaning set forth in Section 8.20(a).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Law” means any applicable statute, law, rule, regulation, ordinance, code, policy or rule of common law issued, administered or enforced by any governmental authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“MEP” has the meaning set forth in Section 4.01(g).

“National Securities Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any successors to any of the foregoing).

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by Law and by the Governing Documents) necessary to cause such result, including (a) attending meetings in person or by proxy for purposes of obtaining a quorum, (b) voting or providing a proxy with respect to the Company Shares and any other Equity Securities, (c) causing the adoption of stockholders’ resolutions and amendments to the Governing Documents, (d) causing Directors (to the extent such Directors were nominated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such Directors may have as Directors) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (e) executing agreements and instruments, (f) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (g) ensuring that applicable provisions are included in any proxy statement prepared by management of the Company in connection with the solicitation of proxies for any meeting of stockholders of the Company.

“New Securities” has the meaning set forth in Section 4.01(a).

“Other Stockholder Agreements” means the stockholder agreements, dated as of the date hereof, entered into by the Company with other holders or affiliated groups of holders of Company Shares, as amended from time to time.

“Other Stockholders” means the holders or affiliated groups of holders of Company Shares party to any Other Stockholder Agreement.

“Parties” means the Company and the Stockholder party to this Agreement, including any Affiliate who becomes a Party pursuant to Section 5.01.

“Person” means an individual, partnership, limited liability company, corporation, trust, other entity, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” has the meaning set forth in the Recitals.

“Preemptive Rights Stockholder” means the Stockholder, at any time and to the extent that the Stockholder is entitled to purchase New Securities pursuant to Section 4.01(a).

“Public Offering” means an underwritten public offering of Capital Stock pursuant to an effective registration statement under the Securities Act; provided that “Public Offering” shall not include (i) an “at-the-market” offering program or other continuous offering conducted pursuant to Rule 415(a)(4) under the Securities Act (an “ATM Offering”), or (ii) the issuance and distribution of Company Shares pursuant to the Plan or the listing of the Company Shares on a National Securities Exchange in connection therewith, in each case of this clause (ii) on or about the date of this Agreement.

“Qualifying Debt Securities” has the meaning set forth in Section 4.01(i).

“Regulation FD” means Regulation Fair Disclosure found in 17 C.F.R. Part 243.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Specified Party” has the meaning set forth in Section 8.03(a).

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Indemnitors” has the meaning set forth in Section 8.20(b).

“Stockholder Nominees” has the meaning set forth in Section 3.01(b)(ii).

“Third Party” means any Person other than an Affiliate of a Stockholder.

“Transfer” means (a) a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Company Shares, or any legal or beneficial interest therein, including the grant of an option or other right or the grant of any interest that would result in the Stockholder no longer having the power to vote, or cause to be voted, the Stockholder’s Company Shares, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law or (b) any agreement to take or commit to any of the foregoing actions; and “Transferor” shall have a correlative meaning. For the avoidance of doubt, (i) a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in the Stockholder, or direct or indirect parent thereof, all or substantially all of whose assets are, directly or indirectly, Company Shares shall constitute a “Transfer” of Company Shares for purposes of this Agreement, and (ii) a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in the Stockholder, or direct or indirect parent thereof, which has substantial assets in addition to Company Shares shall not constitute a “Transfer” of Company Shares for purposes of this Agreement.

Section 1.02         Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)           Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f)            Unless otherwise specified herein, all references herein to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time.

(g)           All references herein to any statute, law, rule or regulation shall be deemed to refer to such statute, law, rule or regulation and to any rules or regulations promulgated thereunder, as amended from time to time.

Article 2
REPRESENTATIONS AND WARRANTIES

Section 2.01         Representations and Warranties. The Stockholder hereby represents and warrants to the Company on the date hereof (and in respect of any Person who becomes a party to this Agreement after the date hereof, such Person hereby represents and warrants to the Company on the date of its execution of a joinder agreement), and the Company hereby represents and warrants to the Stockholder on the date hereof as follows:

(a)           Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the Laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the same may be affected by bankruptcy, insolvency, moratorium or similar Laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(b)           Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party;  (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate any Law applicable to such Party, except, in the case of clause (ii), as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

(c)           Consents. Other than as has already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement, except in each case, as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Article 3
GOVERNANCE

Section 3.01         Board of Directors.

(a)           Initial Composition of the Board of Directors.

(i)            As of the Effective Date, the Board of Directors will be comprised of the following eight individuals: David Boone, Michael George, Jason Horowitz, Nicolas Le Bourgeois, James Marcum, Ann Mather, Richard Mayfield and Jonathan Zinman. For purposes of this Section 3.01, [●] shall be deemed to be the Stockholder Nominee[s] (as defined below) of the Stockholder. The initial Chairperson of the Board of Directors will be Michael George.

(b)           Composition of the Board of Directors.

(i)            The Stockholder shall have the right, but not the obligation, to nominate for election at each applicable annual or special meeting of the stockholders of the Company three individuals for election to the Board of Directors so long as the Stockholder (together with its Affiliates) Beneficially Owns in the aggregate a number of Company Shares equal to at least 37.5% of the then-outstanding Company Shares, two individuals for election to the Board of Directors so long as the Stockholder (together with its Affiliates) Beneficially Owns in the aggregate a number of Company Shares equal to at least 25% and less than 37.5% of the then-outstanding Company Shares, and one individual to the Board of Directors so long as the Stockholder (together with its Affiliates) Beneficially Owns in the aggregate a number of Company Shares equal to at least 12.5% and less than 25% of the then outstanding Company Shares (the Stockholder, at any time Beneficial Ownership exceeds 12.5%, a “Designating Stockholder” and, together with any Other Stockholders, at any time Beneficial Ownership exceeds 12.5%, collectively, the “Designating Stockholders”).

(ii)           Subject to the independence and other requirements of the applicable National Securities Exchange, the Company agrees with the Designating Stockholder, individually and not jointly with any Other Stockholder, to include in the slate of nominees recommended by the Board of Directors for election to the Board of Directors (the “Company Slate”) the Stockholder Nominees nominated pursuant to this Section 3.01(b)(ii) (the “Stockholder Nominees”), and to use its reasonable best efforts to cause the election of each such individual to the Board of Directors, including nominating such individuals to be elected as Directors. Notwithstanding anything to the contrary contained in this Section 3.01(b), the Designating Stockholder agrees to cooperate in good faith with the Company in proposing its Stockholder Nominees to ensure that the Board of Directors will satisfy the “independent directors” requirements of the Nasdaq Global Market (or such other applicable National Securities Exchange). No Party shall have the right to nominate any individual, and the Company shall not be required to take any action to cause any such individual to be nominated, if and to the extent such nominee would result, assuming all such nominees are elected as members of the Board of Directors, in a number of directors nominated by such Party to exceed the number of Directors that such Party is then entitled to nominate for membership on the Board of Directors pursuant to this Section 3.01(b), or nominate more than two individuals that are employees or Affiliates of such Person or any Affiliate thereof, and the Company shall not be required to take any action to cause more than two such individuals to be nominated.

(iii)           At and following the Effective Date, the Stockholder agrees with the Company (and only with the Company) to take all Necessary Action within its control and to cast all votes to which the Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, in favor of the Company Slate recommended by the Board of Directors in accordance with this Section 3.01(b).

(c)           The size of the Board of Directors may not be increased or decreased without the consent of each Designating Stockholder and prior to the date that is the third anniversary of the Effective Date, the holders of a majority of the then-outstanding Company Shares.

(d)           To the extent that the number of Directors that the Designating Stockholder is entitled to nominate pursuant to this Section 3.01 is reduced, the applicable Director(s) nominated by the Designating Stockholder shall not be required to resign from the Board of Directors so long as such nominated Director(s) is independent from the Designating Stockholder and satisfies the “independence” requirements of the Nasdaq Global Market (or such other applicable National Securities Exchange).

(e)           Any vacancies resulting from any resignation or retirement of a Director or otherwise shall be filled by the Board of Directors in accordance with the Governing Documents and SEC rules and applicable listing standards of the Nasdaq Global Market (or such other applicable National Securities Exchange) then in effect; provided that, if a Director nominated by the Designating Stockholder resigns, retires or otherwise no longer serves as a Director prior to the next annual stockholders meeting of the Company, the Designating Stockholder may nominate a replacement (to be appointed by the Board of Directors and not subject to a stockholder vote until the next annual stockholders meeting).

(f)            Notwithstanding anything to the contrary in this Section 3.01(f), in the event that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, election or appointment of a particular Stockholder Nominee pursuant to this Section 3.01 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the Governing Documents and corporate governance guidelines, or the charter or related guidelines of any committee of the Board of Directors responsible for nominating members of the Board of Directors, then the Board of Directors shall inform the applicable Designating Stockholder of such determination in writing and explain in reasonable detail the basis for such determination and such Designating Stockholder shall designate another individual for nomination, election or appointment to the Board of Directors (subject in each case to this Section 3.01(f)), and the Board of Directors and the Company shall take all of the actions required by this Section 3.01 with respect to the election or appointment of such substitute nominee.

Section 3.02         Committees. In accordance with the Governing Documents, the Board of Directors shall establish and maintain committees of the Board of Directors for Audit, Compensation, and Nominating and Corporate Governance, and the Board of Directors may from time to time by resolution establish and maintain other committees of the Board of Directors. The members of each committee will be selected by the Board of Directors, subject to compliance with the listing standards and other requirements of the Nasdaq Global Market (or such other applicable National Securities Exchange).

Section 3.03         Information; Duties.

(a)           The Company and the Stockholder agree that the Directors nominated hereunder may share confidential, non-public information about the Company with their respective Designating Stockholder and their respective Affiliates (and employees, officers, directors and other representatives of such Designating Stockholder and such Affiliates). Any Confidential Information (as defined below) shared by a Stockholder Nominee with a Designating Stockholder or its Affiliates or representatives pursuant to this Section 3.03(a) shall be subject to Section 6.02, and such Designating Stockholder shall be responsible for any breach of Section 6.02 by any Person to whom such Confidential Information is disclosed.

(b)           The Company and the Stockholder agree that, notwithstanding anything to the contrary in any other agreement or at law or in equity, when the Stockholder (in its capacity as Stockholder) takes any action under this Agreement to give or withhold its consent, such Person shall, to the fullest extent permitted by Law, have no duty to consider the interests of the Company, any Other Stockholder or any other stockholders of the Company and may act exclusively in its and its Affiliates’ own interests; provided, however, that the foregoing shall in no way affect the obligations of the Parties to comply with the provisions of this Agreement.

(c)           The Company and the Stockholder agree that nothing in this Agreement shall limit any actions taken by any Stockholder Nominee in his or her capacity as Director, including from complying with his or her fiduciary obligations while acting as a Director.

Section 3.04         Compensation; Reimbursement. The Directors (other than the Chief Executive Officer or any Director that is an employee or Affiliate of a Designating Stockholder or any Affiliate thereof) may receive such reasonable compensation for serving in such capacity as may be approved by the Board of Directors from time to time. The Company shall reimburse each Director nominated pursuant to Section 3.01(b) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof.

Article 4
PREEMPTIVE RIGHTS

Section 4.01         Preemptive Rights.

(a)           The Company hereby grants to the Stockholder (together with its Affiliates), if it owns at least 1.5% of the then-outstanding Company Shares (excluding any Capital Stock issued or issuable under the MEP) as of the Effective Date and owns at least 1.5% of the then-outstanding Company Shares (excluding any Capital Stock issued or issuable under the MEP) at the time of the applicable issuance, the right to purchase a portion of any Capital Stock (collectively, the “New Securities”) that the Company may from time to time propose to issue or sell to any Person, except with respect to any Excluded Issuance. For purposes of this Section 4.01, the Stockholder’s pro rata portion of the New Securities shall be calculated excluding any Capital Stock issued or issuable under the MEP.

(b)           The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.01(a) to the Preemptive Rights Stockholder promptly following any meeting of the Board of Directors at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)            the number of New Securities proposed to be issued and the percentage of the Company’s outstanding shares of Capital Stock that such issuance would represent;

(ii)           the Stockholder’s pro rata portion of the New Securities;

(iii)           the proposed issuance date, which shall be at least five Business Days from the date of the Issuance Notice; and

(iv)          the proposed purchase price per share.

(c)           The Preemptive Rights Stockholder shall for a period of five (5) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, any or all its pro rata portion of the New Securities by delivering a written notice to the Company. The Preemptive Rights Stockholder’s election to purchase New Securities shall be binding and irrevocable. If the Preemptive Rights Stockholder fails to deliver such written notice of its election within the Exercise Period in accordance with this Section 4.01(c), the Preemptive Rights Stockholder shall be deemed to have waived all of its preemptive rights with respect to any such issuance.

(d)           If the Preemptive Rights Stockholder has elected to purchase all of its pro rata portion of the New Securities and any Other Stockholder with a right to participate in such proposed sale or offering fails to exercise its right to purchase its pro rata portion of the New Securities, or elects to exercise such rights with respect to less than such Other Stockholder’s pro rata portion of the New Securities, in each case, the Company shall offer to sell to the Preemptive Rights Stockholder any such New Securities not purchased by such Other Stockholder pro rata with any Other Stockholders that purchased all of their pro rata portion of the New Securities, at the same price and on the same terms as those specified in the Issuance Notice. The Preemptive Rights Stockholder shall have the right to acquire all or any portion of such additional New Securities within five (5) Business Days following the Company’s notice of such additional New Securities.

(e)           The Company will be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) or (d) in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the expiration of the Exercise Period (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Preemptive Rights Stockholder in accordance with the procedures set forth in this Section 4.01. Notwithstanding anything contained in this Agreement to the contrary, the time requirements provided for in this Section 4.01(e) shall not apply in the event the Preemptive Rights Stockholder is deemed to have waived all of its preemptive rights with respect to such issuance or sale as a result of failing to deliver timely notice pursuant to Section 4.01(c).

(f)            Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to the participating Preemptive Rights Stockholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the participating Preemptive Rights Stockholder and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The participating Preemptive Rights Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it, at the Company’s option, by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

(g)           Any Affiliate of the Preemptive Rights Stockholder shall be entitled to purchase all or a portion of the Preemptive Rights Stockholder’s pro rata portion of the New Securities (including additional New Securities pursuant to Section 4.01(d)) on behalf of the Preemptive Rights Stockholder. In the event such Affiliate is not a party to this Agreement, such Affiliate will execute and deliver to the Company a joinder agreement in connection with such Transfer.

(h)           Prior to the date that is the third anniversary of the Effective Date, in the event that the Company issues New Securities in a Public Offering (or if, pursuant to an ATM Offering, the Company has issued New Securities that are 1% of the total issued and outstanding class of such New Securities (and for the avoidance of doubt, each additional 1% issuance thereafter)), the Company shall, promptly (and in any event within 30 days) after the expiration or termination of any lock-up period applicable to the Company in connection with such Public Offering (with the Company to use commercially reasonable efforts to seek to exclude from the lock-up the issuance contemplated by this Section 4.01(h)); provided, if no such lock-up period applies, within 30 days after such Public Offering (or, with respect to an ATM Offering, after the date the Company has issued New Securities that are 1% of the total issued and outstanding class of such New Securities (and for the avoidance of doubt, each additional 1% issuance thereafter)), comply with the provisions of Section 4.01(c) through (g), mutatis mutandis, and provide such Preemptive Rights Stockholder the right to purchase a number of shares of New Securities (the “True-Up Shares”) not to exceed the number necessary to restore such Preemptive Rights Stockholder’s Beneficial Ownership to the percentage of the then-outstanding Company Shares Beneficially Owned by such Preemptive Rights Stockholder immediately prior to such Public Offering (or ATM Offering, as applicable), at the same price and on other terms that give effect, in all material respects, to the ability that the Preemptive Rights Stockholder would otherwise have had to acquire a portion of such New Securities pursuant to its rights set forth in this Section 4.01. The issuance of any True-Up Shares pursuant to this Section 4.01(h) shall be subject to (A) compliance with applicable Law, including applicable U.S. federal and state securities Laws, and (B) compliance with the applicable rules and listing standards of the Nasdaq Global Market (or such other applicable National Securities Exchange on which the Company Shares are then listed).

(i)            In the event that the Company or any subsidiary thereof proposes to issue any Qualifying Debt Securities, the Company shall promptly comply with the provisions of this Section 4.01(c) through (g), mutatis mutandis, as if such Qualifying Debt Securities constituted New Securities; provided that (A) the right of the Preemptive Rights Stockholder to participate in any such issuance shall be subject to and conditioned on (I) compliance with applicable Law (including satisfaction of any applicable investor eligibility or qualification requirements, such as “qualified institutional buyer” or “accredited investor” status, to the extent required in connection with such issuance) and (II) compliance with the terms of any indenture, credit agreement or other definitive document governing any applicable indebtedness of the Company or any subsidiary then in effect (or proposed to come into effect in connection with the proposed issuance) (the “Debt Documents”) (provided that any such terms were not created after the date hereof in contemplation of circumventing the right of the Preemptive Rights Stockholder to participate in any such issuance), (B) the Company shall not be required to furnish to the Preemptive Rights Stockholder any information other than information furnished to other participants in such issuance or customarily made available to prospective lenders or investors in the applicable transaction in the circumstances, (C) the Exercise Period applicable to any Qualifying Debt Securities may be shortened by the Company to the minimum period reasonably necessary to accommodate the timing requirements of the applicable financing, as reasonably determined by the Company in good faith, but in no event to less than five (5) Business Days, and (D) if such Qualifying Debt Securities are being incurred to finance a pending acquisition, investment or similar transaction, the Company may close and fund such issuance (including any related draws) at any time before the earlier of such transaction’s closing or its outside date, and neither such timing nor any resulting delay shall trigger the re-offer requirement in Section 4.01(e) or otherwise breach this Section 4.01(i), so long as such Qualifying Debt Securities are issued on substantially the terms set forth in the Issuance Notice (subject to permitted reductions in amount), and (E) no Preemptive Rights Stockholder (in such capacity) shall have the right to participate in any issuance of Qualifying Debt Securities if the Debt Documents entered into on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance therewith) contain rights of ‘pre-emption’, ‘first offer’ or ‘first refusal’ or ‘pro rata rights’ or any other obligation to offer such indebtedness to any other person (but only to the extent (i) such rights apply to the applicable issuance of Qualifying Debt Securities, (ii) only to the extent the Preemptive Rights Stockholder was actually offered or received such rights related to the applicable issuance of Qualifying Debt Securities, to the extent entitled thereto under the applicable Debt Documents (such offer or receipt of rights may be in any capacity, including in its capacity as a holder of, or lender under, indebtedness issued or incurred pursuant to the applicable Debt Documents) and (iii) such rights were not created after the date hereof in contemplation of circumventing the right of the Preemptive Rights Stockholder to participate in any such issuance) or to the extent that the Company’s compliance with this Section 4.01(i) would result in the application of a “most favored nation” provision under the Debt Documents entered into on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance therewith) that would not otherwise apply, or would apply to a greater extent, but for this Section 4.01. For purposes of this Section 4.01(i), “Qualifying Debt Securities” means debt securities issued by the Company, or indebtedness for borrowed money incurred by the Company to the extent funded in an individual aggregate principal amount in excess of $5,000,000; provided that “Qualifying Debt Securities” shall not include (1) intercompany loans, advances, indebtedness or guarantees arising between and among, or in respect of indebtedness of, the Company and its subsidiaries; (2) any borrowing, re-borrowing, letter of credit issuance or other utilization under any revolving credit facility, asset-based lending facility, receivables facility or other working capital facility (including any foreign working capital facility) or similar facility of the Company or any subsidiary thereof, in each case to the extent of the commitments available thereunder at the time of such borrowing, re-borrowing, issuance or utilization (it being understood that the initial establishment of, or any increase in the aggregate commitments under, any such facility shall not be excluded pursuant to this clause (2)); (3) capital and operating leases, equipment financings, deferred purchase price of property or services, any earn-out or similar obligation, obligations resulting from take-or-pay contracts, net obligations under hedge or swap agreements, letters of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments, insurance premium financing, and credit card, procurement card or similar programs, and other ordinary course cash management, treasury management or similar banking products and services (including overdraft facilities, ACH, wire transfer, merchant services, purchasing card, commercial card and cash pooling arrangements); (4) any extension, renewal or replacement (whether or not consummated by way of a refinancing) of debt issued under the Debt Documents entered into on or about the date hereof with substantially the same holders of such debt (or their affiliates or related funds) (for purposes of this clause (4), “substantially the same holders” shall include each holder of more than 1.5% of debt issued under a Debt Document entered into on or about the date hereof ) so long as such transaction does not increase the aggregate outstanding principal amount (or, if higher, accreted value, if applicable) thereof by more than the amount of such existing indebtedness outstanding immediately prior to the consummation thereof except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including original issue discounts, closing payments, upfront fees and similar fees) incurred in connection therewith plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; and (5) indebtedness incurred by, or guarantees provided by, any non-wholly owned subsidiary or joint venture of the Company to the extent that such non-wholly owned subsidiary or joint venture (x) is not consolidated with the Company’s financial statements or (y) is not otherwise directly or indirectly controlled by the Company and provided, that such indebtedness must be incurred, or guarantees provided, in good faith and not with the intent or purpose of subverting or otherwise evading the intent of this Section 4.01(i).

(j)            The preemptive rights under this Section 4.01 shall not apply to (each of the following, an “Excluded Issuance”):

(i)            issuances or sales of any shares of Capital Stock to or for the benefit of any current or former employees, officers, directors, managers or consultants of the Company or any subsidiary thereof (including any issuances to any employee stock ownership plan or other trust holding shares for the benefit of any such current or former employees, officers, directors, managers or consultants) pursuant to employee benefits or similar employee or management equity incentive plans or arrangements, including offer letters, employment agreements, consulting agreements, or appointment letters, in each case as approved by the Board of Directors (each, a “MEP”);

(ii)           issuances or sales in a bona fide merger of the Company or any subsidiary thereof with or into a Third Party or a bona fide acquisition by the Company or any subsidiary thereof of another Person or substantially all the assets of another Person, or bona fide joint venture, strategic partnership or other similar relationship with a Third Party;

(iii)           issuances by the Company or a direct or indirect wholly-owned subsidiary of the Company, in each case, to another direct or indirect wholly-owned subsidiary of the Company;

(iv)           issuances as a dividend or upon any stock split, reclassification, recapitalization, exchange or readjustment of shares of Capital Stock, or other similar transaction (in each case, on a pro rata basis in respect of all shares of Capital Stock);

(v)           subject to Section 4.01(h), issuances or sales of any shares of Capital Stock pursuant to any Public Offering; or

(vi)          issuances upon the conversion or exercise of any shares of Capital Stock which were issued in compliance with the terms and conditions of this Section 4.01.

Article 5
COMPANY SHARES

Section 5.01         Rights and Obligations of Affiliate Stockholders. Any Transfer of Company Shares to any Affiliate of the Stockholder shall be permitted hereunder only if such Affiliate agrees in writing that it shall, upon such Transfer, assume with respect to such Company Shares the Transferor’s obligations under this Agreement and become a Party for such purpose and be treated as a Stockholder for all purposes of this Agreement, and become a party to any other applicable agreement or instrument executed and delivered by such Transferor in respect of the Company Shares.

Section 5.02         Company Shares. The Stockholder agrees to provide the Company with information as to the number of Company Shares held by the Stockholder promptly upon reasonable written request by the Company and as a condition to the Stockholder exercising rights hereunder, the Stockholder shall certify to the Company the number of Company Shares held by the Stockholder when delivering any notice, request or other action by the Stockholder under this Agreement.

Article 6
INFORMATION RIGHTS

Section 6.01         Information Rights.

(a)           For so long as a Stockholder either (x) is a Designating Stockholder or (y) has provided a written request, the Company will deliver, or will cause to be delivered, the following to such Stockholder (unless such Stockholder has informed the Company that it does not wish to receive any such information); provided that the Company shall not be required to separately deliver to any Stockholder any information that is publicly filed or furnished with the SEC:

(i)            audited consolidated annual financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP, which shall be provided no later than the date upon which the Form 10-K for the Company is due for such fiscal year;

(ii)            unaudited consolidated quarterly financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP for the first three fiscal quarters of each year, which shall be provided no later than the date upon which the Form 10-Q for the Company is due for such fiscal quarter;

(iii)           unaudited monthly summary profit and loss reports of the Company and its consolidated subsidiaries, prepared on a consolidated basis for QVC Group taken as a whole (and not on a segment, business unit, brand or other more granular basis); provided that such reports will only be provided to a Stockholder that has requested that such reports be provided; provided, further, that (x) with respect to each of the first two months of each fiscal quarter, such report shall be provided within 30 days after the end of the applicable month, and (y) with respect to the third month of each fiscal quarter, the quarterly financial report delivered pursuant to Section 6.01(a)(ii) for such fiscal quarter shall satisfy the requirements of this clause (iii), and no separate monthly report shall be required with respect to such month; provided, further, that the Company shall not be required to have any such report certified, reviewed or approved by the Company’s Chief Financial Officer or any other officer of the Company;

(iv)           annual budgets of the Company; and

(v)           during the period until and including the date that is the third anniversary of the Effective Date, such other information regarding the Company as the Stockholder may reasonably request in connection with its ownership of Company Shares, in each case solely to the extent such information (x) is readily available to the Company in the ordinary course of its business and (y) does not require the Company to prepare any new report, analysis or compilation, or to have any information certified, reviewed or approved by the Company’s Chief Financial Officer or any other officer of the Company; provided that the Company shall not be required to provide the Stockholder any such information to the extent the Company determines in good faith that providing such information (A) would reasonably be expected to result in loss of attorney-client privilege or disclosure of trade secrets, (B) breach any confidentiality obligation owed to a third party or (C) require the diversion of management or finance personnel from the Company’s financial closing, reporting or audit processes, including during the period immediately preceding the end of any fiscal quarter or fiscal year; provided, further, that the Company and the Stockholder shall work in good faith on alternative means of providing such information without resulting in any of the foregoing consequences.

(b)           Each Stockholder shall have the right, at any time and from time to time, to elect by delivering to the Company a written statement (a “Delivery Direction”) not to receive any information required to be delivered pursuant to Section 6.01(a) of this Agreement that the Company reasonably expects would result in the Stockholder acquiring material non-public information.  In the case of a Delivery Direction, the Company shall not be required to, and shall not, deliver any such information to such Stockholder.  A Delivery Direction may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely.  A Stockholder who previously has given the Company a Delivery Direction may revoke or amend such Delivery Direction at any time, and there shall be no limit on the ability of a Stockholder to issue, amend or revoke subsequent Delivery Directions.

Section 6.02         Confidentiality.

(a)           The Stockholder agrees that it shall keep confidential and shall not disclose or use, except as expressly permitted by this Agreement, any confidential, proprietary, business, financial or other non-public information regarding the Company or any of its subsidiaries that is obtained from or on behalf of the Company, any of its subsidiaries, any Stockholder Nominee, any Other Stockholder, or any of their respective officers, directors, employees, accountants, consultants, financial advisors, agents or other representatives, including any information delivered pursuant to Section 3.03 or Section 6.01 (collectively, “Confidential Information”). The Stockholder and its Affiliates and other Representatives shall not use Confidential Information other than for the purpose of evaluating, monitoring or taking other actions with respect to its investment in the Company; provided that Confidential Information may not be used for trading securities of the Company in violation of applicable securities Laws.

(b)           “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Section 6.02 by the Stockholder or any of its Representatives (as defined below), (ii) is or becomes available to the Stockholder from a source other than the Company, any of its subsidiaries or any of their respective representatives, provided that such source is not known by the Stockholder, after reasonable inquiry, to be subject to a confidentiality obligation to the Company or any of its subsidiaries with respect to such information, or (iii) is independently developed by the Stockholder without use of or reference to any Confidential Information.

(c)           Notwithstanding Section 6.02(a), the Stockholder may disclose Confidential Information:

(i)            to the Stockholder’s Affiliates and its and their respective directors, officers, managers, employees, partners, members, attorneys, accountants, consultants, financial advisors and other representatives (collectively, “Representatives”), in each case solely to the extent such Representatives have a need to know such Confidential Information in connection with the Stockholder’s investment in the Company or the exercise or enforcement of the Stockholder’s rights under this Agreement; provided that the Stockholder shall be responsible for any breach of this Section 6.02 by any such Representative;

(ii)           to the Stockholder’s investors, limited partners, members or other similar Persons as part of the Stockholder’s ordinary-course reporting, rating, review, fundraising, marketing, information or reporting activities; provided that any such disclosure shall be made only at a reasonable and customary level of detail and shall not include any trade secrets of the Company or any of its subsidiaries; provided, further, that such investors, limited partners, members or other similar Persons are informed of the confidential nature of such information and are subject to customary confidentiality obligations; provided, further, that such investors, limited partners, members or other similar Persons agree to use confidential information solely for the purpose of evaluating and monitoring the Stockholder’s investment in the Company and shall not use such confidential information in violation of securities Laws; provided, further, that any such disclosure shall comply with applicable securities Laws;

(iii)          to a bona fide potential transferee of Company Shares held by the Stockholder; provided that (A) such potential transferee is not, to the Stockholder’s knowledge after reasonable inquiry, a Competitor of the Company or any of its subsidiaries, (B) prior to receiving any Confidential Information, such potential transferee executes and delivers to the Company a confidentiality agreement containing terms at least as protective of the Company as this Section 6.02 and (C) such disclosure complies with applicable securities Laws; and

(iv)          to the extent required by applicable Law, regulation, stock exchange rule, legal process, subpoena, civil investigative demand or request of a governmental or regulatory authority; provided that, to the extent legally permitted and reasonably practicable, the Stockholder shall provide the Company with prompt prior written notice of such required disclosure so that the Company may seek a protective order or other appropriate remedy at the Company’s expense, and the Stockholder shall disclose only that portion of the Confidential Information that the Stockholder is advised by counsel is legally required to be disclosed.

Article 7
OTHER COVENANTS

Section 7.01         Other Covenants. The Company will use commercially reasonable efforts to take the actions set forth on Schedule B.

Article 8
GENERAL PROVISIONS

Section 8.01         Further Assurances. The Parties shall take all Necessary Action in order to give full effect to this Agreement and every provision hereof. Each of the Company and the Stockholder shall take or cause to be taken all lawful action necessary to ensure at all times that the Governing Documents are not at any time inconsistent with the provisions of this Agreement. In addition, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 8.02         Assignment; Benefit. The rights and obligations hereunder shall not be assigned by the Stockholder without the prior written consent of the Company, except in connection with a Transfer of Company Shares to an Affiliate in compliance with Article 5. Any assignment of rights or obligations in violation of this Section 8.02 shall be null and void. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

Section 8.03         Freedom to Pursue Opportunities.

(a)           To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its subsidiaries, renounces any interest, duty or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Stockholder or any of its officers, directors, managers, agents, stockholders, members, partners, Affiliates or subsidiaries (other than the Company and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a Director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a Director or officer of the Company and who is offered a business opportunity in his or her capacity as a Director or officer of the Company, or if such business opportunity is identified by such Specified Party solely through the use or disclosure of Confidential Information of the Company or any of its subsidiaries (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company and such opportunity shall belong to the Company unless the disinterested members of the Board of Directors determine not to pursue such opportunity or otherwise waive the Company’s interest therein, provided, however, that all of the protections of this Section 8.03 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person.

(b)           Neither the amendment nor repeal of this Section 8.03, nor the adoption of any provision of the Governing Documents, nor, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any modification of Law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c)           If any provision or provisions of this Section 8.03 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 8.03 (including, without limitation, each portion of any paragraph of this Section 8.03 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and to the fullest extent possible, the provisions of this Section 8.03 (including, without limitation, each such portion of any paragraph of this Section 8.03 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by Law.

(d)           This Section 8.03 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Company under this Agreement, the Amended and Restated Certificate of Incorporation of the Company or applicable Law.

Section 8.04         Termination. The rights and obligations of the Stockholder under this Agreement shall terminate on the first day that the Stockholder and its Affiliates do not own any Company Shares; provided that (i) such termination shall not relieve any Party for liability for any breach of this Agreement prior to such termination and (ii) the Stockholder’s obligations under Section 6.02 shall survive for two (2) years following such termination.

Section 8.05         Subsequent Acquisition of Shares; Other Activities. Any Company Shares acquired subsequent to the date hereof by the Stockholder shall be subject to the terms and conditions of this Agreement.

Section 8.06         Severability. Except as set forth with greater specificity in Section 8.03(c), in the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by Law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 8.07         Entire Agreement. This Agreement, the Governing Documents and the other agreements referenced herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof and, as of the Effective Date, supersede any prior agreement or understanding among them with respect to the matters referred to herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the Parties.

Section 8.08         Amendment. This Agreement may not be amended, modified, supplemented, waived or terminated (other than pursuant to Section 8.04) except with the written consent of the Company and the Stockholder.

Section 8.09         Waiver. Except as set forth in Section 8.08, no waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the Party against whom such waiver is claimed. Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 8.10         Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 8.11         Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery at the address set forth below:

(a)           if to the Company, to:

QVC Group, Inc.
1200 Wilson Drive
West Chester, PA 19380
Attention: General Counsel
Email: [***]

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Joshua N. Korff; Leia Pearl Andrew
Email: [***]; [***]

(b)           if to the Stockholder, to the Stockholder’s address as set forth in the register of stockholders maintained by the Company, which address shall be deemed valid for purposes of providing notice to the Stockholder under this Agreement, unless the Stockholder shall have specified another address in a notice given in accordance with this Section 8.11.

Section 8.12         Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

Section 8.13         Jurisdiction. Each of the Parties consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware. Each Party hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.11 shall be effective service of process for any suit or proceeding in connection with this Agreement.

Section 8.14         Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. The Company or the Stockholder may file an original counterpart or a copy of this Section 8.14 with any court as written evidence of the consent of any of the Parties to the waiver of their rights to trial by jury.

Section 8.15         Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each Party agrees that injunctive relief or other equitable remedy, in addition to any applicable remedies at law or damages, is the appropriate remedy for any such failure to comply with any of the obligations imposed on them by this Agreement and shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

Section 8.16         Adjustments. All references in this Agreement to Company Shares shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 8.17         No Third-Party Beneficiaries. Except as specifically provided in Section 8.02 and Section 8.20 and as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties, any rights or remedies hereunder. The Indemnified Parties and the Stockholder Indemnitors shall be express third-party beneficiaries of Section 8.20 solely for purposes of enforcing their rights under Section 8.20 and shall not be third-party beneficiaries of any other provision of this Agreement.

Section 8.18         Determination of Holdings; Aggregation of Securities. All percentage thresholds applicable to a Stockholder shall be determined without taking into account any Company Shares issued or issuable under any employee or management equity incentive plans or arrangements. All Company Shares held by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of such Stockholder or the application of any restrictions to any such Stockholder under this Agreement in which such right, obligation, or restriction is determined by any ownership threshold. The Stockholder may allocate the ability to exercise any rights of the Stockholder under this Agreement in any manner among the Stockholder and its Affiliates that the Stockholder sees fit.

Section 8.19         Independent Nature of Stockholder’s Obligations and Rights. The Stockholder and the Company agree that the arrangements contemplated by this Agreement and any similar agreements by Other Stockholders are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act) among the Stockholder and any Other Stockholder. In this regard, the Stockholder shall disclaim membership in any such “group” or beneficial ownership of Company Shares owned by any Other Stockholder (unless and until the Stockholder and any Other Stockholder separately form a “group” pursuant to an agreement or arrangement other than this Agreement), and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of the Stockholder under this Agreement are several and not joint with the obligations of any Other Stockholder under any agreement with Other Stockholders, and the Stockholder shall not be responsible in any way for the performance of the obligations of any Other Stockholder thereunder. The decision of the Stockholder to enter into this Agreement has been made by the Stockholder independently of any Other Stockholder. The Stockholder acknowledges that no Other Stockholder has acted as agent for the Stockholder in connection with the Stockholder making its investment in the Company and that no Other Stockholder will be acting as agent of the Stockholder in connection with monitoring the Stockholder’s investment in the Company Shares or enforcing its rights under this Agreement. The Company and the Stockholder confirm that the Stockholder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Stockholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Stockholder to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and the Stockholder, solely, and not between the Company and any Other Stockholder and not between and among the Stockholder and any Other Stockholders.

Section 8.20         Indemnification.

(a)           The Company shall indemnify, exonerate and hold the Stockholder and each of its partners, stockholders, members, directors, officers, managers, fiduciaries, controlling Persons, employees and agents of each of the partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and other out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties or any of them before or after the Effective Date (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of the Stockholder’s or its other Indemnified Party’s actual, alleged or deemed control or ability to influence the Company or any of its subsidiaries or the actual or alleged act or omission of the Stockholder’s Director nominee(s) (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party or other related Persons, any violation of applicable Laws (including securities Laws), misuse or improper disclosure of Confidential Information in violation of this Agreement, fraud, bad faith, willful misconduct or gross negligence by such Indemnified Party or other related Persons) if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party’s conduct was unlawful; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Party shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such proceeding was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to indemnity; provided, further, that the Company shall not be obligated to indemnify any Indemnified Party for any Indemnified Liabilities to the extent such Indemnified Liabilities have been paid directly to such Indemnified Party by insurance, in respect of proceedings or claims initiated or brought voluntarily by such Indemnified Party and not by way of defense, for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement (such consent not to be unreasonably withheld, conditioned or delayed), on account of any suit in which judgment is rendered against such Indemnified Party for an accounting of profits made from the purchase or sale by such Indemnified Party of securities of the Company pursuant to Section 16(b) of the Exchange Act or similar provisions of any federal, state or local law, any reimbursement of the Company by such Indemnified Party of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Indemnified Party from the sale of securities of the Company, as required in each case under the Exchange Act or any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, or the payment to the Company of profits arising from the purchase, sale or other acquisition or transfer by such Indemnified Party of securities in violation of Section 306 of the Sarbanes-Oxley Act of 2002, or if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason other than the statutory limitations set forth in applicable law, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Governing Documents of the Company or constitutive documents of any of its subsidiaries and shall extend to such Indemnified Party’s successors and assigns.

(b)           The Company acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by a Stockholder or certain of their respective Affiliates (collectively, the “Stockholder Indemnitors”). The Company hereby agrees that the Company and any subsidiary that provides indemnity shall be the indemnitor of first resort (i.e., its obligations to an Indemnified Party shall be primary and any obligation of any Stockholder Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Party shall be secondary), agrees that, subject to the limitations set forth in Section 8.20(a) and receipt of a written request including reasonable documentation, it shall be required to advance the full amount of expenses incurred by any Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and any Indemnified Party, without regard to any rights such Person may have against any Stockholder Indemnitor or their insurers and irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except in the case of conduct by an Indemnified Party where such Indemnified Party is not otherwise entitled to indemnification from the Company. Each Indemnified Party hereby undertakes to promptly repay any amounts advanced if, and to the extent that, it shall ultimately be determined that such Indemnified Party is not entitled to indemnification from the Company. If the Company is obligated to advance expenses for any proceeding against an Indemnified Party, the Company, if appropriate, shall be entitled to assume the defense of such proceeding upon delivery to such Indemnified Party of written notice of its election to do so. After delivery of such notice, approval of counsel by such Indemnified Party and retention of such counsel by the Company, the Company will not be liable to such Indemnified Party under this Section 8.20 for any fees of counsel subsequently incurred by such Indemnified Party with respect to the same proceeding, provided that such Indemnified Party shall have the right to employ its own counsel in any such proceeding at such Indemnified Party’s expense and the Company shall be responsible for fees of any counsel engaged by an Indemnified Party as a result of there being a conflict between such Indemnified Party and the Company. The Company further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Person has sought indemnification from the Company shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company.

(c)            The provisions of this Section 8.20 will survive any termination of this Agreement. Each of the Indemnified Parties shall be a third-party beneficiary of the rights conferred to such Person in this Section 8.20.

Section 8.21         Restrictions on Other Agreements. The Stockholder shall not enter into any agreement, arrangement or understanding with any other holder of Company Shares or any other Person with respect to the voting, acquisition, holding, transfer or disposition of Company Shares that conflicts with, restricts the performance of, or would reasonably be expected to circumvent, this Agreement or any right or remedy of the Company hereunder. Any agreement, arrangement or understanding entered into in violation of this Section 8.21 shall be null and void ab initio as between the Stockholder and the Company.

* * * * *

IN WITNESS WHEREOF, the parties set forth below have duly executed this Agreement as of the day and year first above written.

QVC GROUP, INC.

By:
Name:
Title:

[Signature Page to Stockholder Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Stockholder Agreement]